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FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden        0.5
                                            ------------------------------------


U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

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1. Name and address of Reporting Person

DiStefano                       Ellen                           J.
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(Last)                          (First)                         (MI)

c/o RAIT Investment Trust  1818 Market Street 28th Floor
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(Street)

Philadelphia                    PA                              19103
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(City)                             (State)                    (Zip)

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 2. Issuer Name and Ticker or Trading Symbol

                         RAIT Investment Trust ("RAS")
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
            03/02                      |
                                       |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [    ]  Director                     [    ]  10% Owner

        [ X  ]  Officer                      [    ]  Other (specify below)
                (give title below)

        Executive Vice President, CFO and Assistant Secretary
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
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1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
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                                 |                           |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |                           |           |             |                |   (D)   |
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Common Shares of Beneficial            03-21-02                 J (1)                        6,000          A         $16.92
Ownership                        |                           |           |             |                |         |
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                                 |                           |           |             |                |         |
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

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Month           |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
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Common Shares of Beneficial             8,002                          D
Ownership                        |                           |                         |
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                                 |         32                |         I               | F/B/O minor child Alex
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                                 |         32                |         I               | F/B/O minor child Daniell
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                                 |      1,000                |         I               | Spouse IRA
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
Reminder: Report on a separate line for each class of securities beneficially owned directly.
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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         | Code   |   V   |     (A)     |    (D)
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Option to purchase common shares |   $16.92                  |  03-21-02               |  M     |       |             |  6,000
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Option to purchase common shares | 02-01-02 (2)  | 02-01-12     |Common Shares   |  6,000              |      $16.42
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                                 |               |              |                |                     |
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===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Option to purchase common shares |    60,682                    |         D                            |
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
Explanation of Responses: (1) Receipt of shares acquired upon exercise of option as reported on this Form 4.
                          (2) Pursuant to the early exercise feature of the issuer's stock option plan, options may be exercised immediately after the grant. Early exercised shares are restricted, they receive distributions and may be voted, but they are disposable only in accordance with the vesting schedule.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     /s/ Ellen DiStefano                                    04-10-02
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  Signature of Reporting Person                               Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                 SEC 1474 (3/91)